Edward Smolyansky Provides Update on Consent Solicitation to Restore Board

Accountability at Lifeway Foods (NASDAQ: LWAY) and End Shareholder

Disenfranchisement

Voting is Still Open: Shareholders Requested to Submit Consent by August 1 to Make their

Voices Heard

CHICAGO, July 29, 2025 /PRNewswire/ — Edward and Ludmila Smolyansky, long-term shareholders of Lifeway Foods, Inc. (NASDAQ: LWAY) who together exercise voting control with respect to approximately 26% of the outstanding shares of Lifeway Foods, today provided an update on the consent solicitation process that was initiated on July 2, 2025 with the filing of a definitive consent statement with the U.S. Securities and Exchange Commission (SEC):

We launched this campaign out of our sincere belief that the Lifeway Board, led by its CEO and Chair Julie Smolyansky, has been both flagrant and unrelenting in its efforts to disenfranchise shareholders. We believe that Lifeway’s rejection of Danone’s offer, which represented a 72% premium over the 3-month volume weighted average price, was aimed at entrenching a management team and Board that have failed to articulate a credible plan to create comparable shareholder value. Moreover, the Board’s subsequent hostile treatment of its top shareholders and failure to hold a shareholder meeting have created needless uncertainty about the Company’s future.

To make matters worse, instead of safeguarding shareholder interests, the Lifeway Board appears to be focused on making sure it is not held accountable. In this pursuit, the Board has deployed the most egregious set of defense maneuvers to undermine the fundamental rights of shareholders. Based on Lifeway’s public disclosures to date, those maneuvers include:

•	Refusing to establish an independent special committee to evaluate Danone’s offers;
•	Adopting a poison pill;
•	Delaying the 2025 annual meeting of shareholders, typically held in June, in an apparent attempt to delay shareholders’ right to hold the incumbent directors accountable;
•	Alleging that a 1999 shareholder agreement with Danone was somehow invalid 25 years later, and threatening litigation instead of negotiating with Danone in the best interest of shareholders;
•	Engaging in unprecedented self-enrichment with an equity grant and retention bonus awarded by the Board to the CEO/Chair Julie Smolyansky totaling $8.5 million, equating to 94% of Lifeway’s 2024 Net Income; and
•	Attempting to obstruct the written consent process, as an alternative to the indefinitely delayed director election, by denying our June 17, 2025 request to fix a record date.

Amid these reprehensible acts, shareholders should be deeply concerned as to why Jason Scher, Lead Independent Director and Chair of the Audit and Corporate Governance Committee, sold all but one of his 24,567 shares at an average share price of $24.23. This seems inconsistent with the Board’s view that Danone’s $27 offer price significantly undervalued the Company. Furthermore, the Board has yet to disclose how its Lead Independent Director is not in violation of the Company’s Director Stock Ownership and Holding Policy by reducing his ownership to a single share, instead of the required 200% of the annual retainer.

It has been encouraging to hear directly from shareholders, including current and former employees, who have voiced their support and voted in favor of our proposals. It reinforces our belief that this change is not only necessary, but widely supported.

We believe that the best available alternative for shareholders to hold the Board accountable is participation in the consent solicitation process. We urge investors to protect their investment and open a path for an independent evaluation of Danone’s value-maximizing offer by granting us their consent to replace the incumbent directors. It is time to hold the Board accountable for its shameful record of shareholder disenfranchisement.

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How to Submit Your Consent

If you have not already submitted your consent, we urge you to do so as soon as possible to support this important effort.

•	Beneficial Owners (also known as “Street Name” holders): If you hold your shares through a brokerage firm, bank, or other nominee, you should have received consent materials from your custodian, along with instructions on how to vote. Please follow those instructions to submit your consent in favor of the Smolyansky proposals.

•	Registered Shareholders (those who hold shares directly with the transfer agent): Please sign, date, and return the consent card in the envelope provided.

For more information and to contact the shareholder group, visit FreeLifeway.com and follow Edward Smolyansky on LinkedIn.

Important Information

This communication is not a request for a proxy to vote on, or shareholder consent with respect to, any matter. Any written solicitation of a proxy or shareholder consent by Mr. Smolyansky or Mrs. Smolyansky will be made through a definitive proxy statement or definitive consent statement, including the definitive consent statement filed by them with the SEC on July 2, 2025 (the “Consent Statement”). Lifeway shareholders are urged to read the Consent Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Consent Statement and other relevant documents at sec.gov.

Participants in the Solicitation

Mr. Smolyansky and Mrs. Smolyansky filed the Consent Statement with the SEC on July 2, 2025, which relates to, among other matters, their intent to seek shareholder consents to remove Lifeway’s current board of directors and elect each of Ludmila Smolyansky, Edward Smolyansky, Richard Beleutz, Cindy Curry, Michael Leydervuder, George Sent, and Robert Whalen (each, a “Nominee”) as directors of Lifeway. In addition, Mr. Smolyansky filed a preliminary proxy statement with the SEC on April 16, 2025, relating to his intent to nominate each Nominee for election as directors of Lifeway at its 2025 annual meeting of shareholders. Each Nominee may be deemed to have an interest in any solicitation of written consents or proxies by Mr. Smolyansky and Mrs. Smolyansky, as applicable.

The participants (the “Participants”) in any solicitation of shareholder consents or proxies by Mr. Smolyansky or Mrs. Smolyansky may be deemed to be Mr. Smolyansky, Mrs. Smolyansky and each of the other Nominees. Lifeway shareholders can obtain information regarding the Participants and their direct and indirect interests, by security holdings or otherwise, in Appendix B to the Consent Statement, which information is incorporated herein by reference.

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